Exhibit 99.1

FOR IMMEDIATE RELEASE                                                                                                                            PRESS RELEASE

Artemis International Media Contact:

Deborah Pettigrew

Assistant to Executive Vice President, Chief Financial Officer

Artemis International Solutions Corporation

949.660.7100 x202

deborah.pettigrew@us.asic.com

Robert Stefanovich

Executive Vice President, Chief Financial Officer

Artemis International Solutions Corporation

949.660.7100 x208

robert.stefanovich@us.asic.com

ARTEMIS REPORTS SECOND QUARTER 2003 FINANCIAL RESULTS

NEWPORT BEACH, CA — August 14, 2003 — Artemis International Solutions Corporation (OTCBB: AMSI), one of the leading providers of enterprise portfolio and project management software solutions, today reported its financial results for the second quarter 2003.

Artemis reported $13.5 million in total revenue for the second quarter of 2003, compared with $17.6 million for the second quarter of 2002.  Software license revenue totaled $3.1 million in the second quarter of 2003, remaining consistent with the same quarter of 2002.  US GAAP reported net loss for the quarter ended June 30, 2003, was $4.0 million, or $(0.40) per common share; as compared to $3.4 million from the net loss of $(0.6) million, or $(0.06) per common share, for the comparable 2002 period.  The Company incurred a loss before interest, taxes, depreciation and amortization (EBITDA) of $2.4 million for the quarter ended June 30, 2003, compared with positive EBITDA of $1.5 million for the prior year quarter.  Year-to-date software revenue increased to $7.7 million, compared to $6.3 million, for the comparable 2002 period.

“The loss is largely attributed to a decrease in professional services revenue and the company’s migration towards its newly introduced web-based Artemis 7 application,” stated Mike Rusert, President & CEO of Artemis International. “We anticipate additional reductions in future operating expenses to match the reduction in overall revenue.”

Artemis 7 was released in late July and is a Web-based, enterprise portfolio management software, designed to provide operational transparency to corporate executives both vertically and horizontally through the organization. The Artemis 7 management framework provides transparency into corporate assets, capital investments and all related transactions.

The revenue shortfall was seen primarily in the Company’s consulting services business. During 2002 the Company earned approximately 26% of worldwide revenues under contracts with several significant customers in the United States. The software implementation and related services for these customers were completed earlier than expected in 2003, reducing ongoing consulting services correspondingly.

The Company has secured a $5 million accounts receivable-based debt facility with Laurus Master Fund Ltd.  The agreement contains a unique put and call equity conversion feature at a set premium to today’s market price subject to certain limitations.

About Artemis International Solutions Corporation

Artemis International Solutions Corporation is one of the world’s leading providers of enterprise portfolio, project and resource management software solutions for all levels of the enterprise. Industry-leading consulting services and an international distribution network of 48 offices in 43 countries support Artemis’ solutions. Artemis has over 500,000 users around the world, and services key industries such as Aerospace and Defense, Energy & Telecom, High Technology, Pharmaceutical, Government, Automotive and Financial Services. The common stock of the company trades under the symbol “AMSI” on the OTCBB.

Forward Looking Statements

                “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This press release contains or may contain forward-looking statements such as statements regarding the Company’s growth and profitability, growth strategy, liquidity and access to public markets, operating expense reduction and trends in the industry in which the Company operates. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in the Company’s filings with the Securities and Exchange Commission.  The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements or for prospective events that may have a retroactive effect.

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ARTEMIS INTERNATIONAL SOLUTIONS CORPORATION.

Consolidated Financial Highlights
(Unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
		Percent		Percent		Percent		Percent
		of Total		of Total		of Total		of Total
	2003	Revenues	2002	Revenues	2003	Revenues	2002	Revenues
	(in thousands, except per share data)
Statement of Operations Data:
Revenue:
Software	$3,063	23%	$3,157	18%	$7,673	26%	$6,309	19%
Support	4,026	30%	4,119	23%	8,320	28%	8,092	24%
Services	6,379	47%	10,316	59%	13,670	46%	18,927	57%
	13,468	100%	17,592	100%	29,663	100%	33,328	100%
Cost of revenue:
Software	165	1%	440	3%	425	1%	925	3%
Support	1,285	10%	1,518	9%	2,628	9%	3,195	10%
Services	5,148	38%	6,253	36%	10,772	36%	11,995	36%
	6,598	49%	8,211	47%	13,825	47%	16,115	48%
Gross margin	6,870	51%	9,381	53%	15,838	53%	17,213	52%

Operating expenses:
Selling and marketing	4,154	31%	3,012	17%	8,117	27%	5,724	17%
Research and development	2,007	15%	1,978	11%	4,149	14%	4,042	12%
General and administrative	3,349	25%	3,675	21%	6,018	20%	7,335	22%
Amortization expense	1,029	8%	1,050	6%	2,058	7%	2,086	6%
	10,539	78%	9,715	55%	20,342	69%	19,187	58%
Operating loss	(3,669)	-27%	(334)	-2%	(4,504)	-15%	(1,974)	-6%

Net interest expense	19	0%	55	0%	45	0%	81	0%
Other non-operating (income) expense, net	113	1%	(107)	-1%	56	0%	291	1%
	132	1%	(52)	0%	101	0%	372	1%
Loss before income taxes	(3,801)	-28%	(282)	-2%	(4,605)	-16%	(2,346)	-7%

Income tax expense	201	1%	321	2%	305	1%	370	1%

Net Ioss	$(4,002)	-30%	$(603)	-3%	$(4,910)	-17%	$(2,716)	-8%

Basic and diluted loss per common share	$(0.40)		$(0.06)		$(0.49)		$(0.27)
Weighted average common shares used in computing basic and diluted loss per common share	9,965		9,965		9,965		9,965

Reconciliation of Net loss to EBITDA:
Net loss	$(4,002)		$(603)		$(4,910)		$(2,716)
Depreciation and Amortization	1,414		1,693		2,759		3,262
Interest	19		55		45		81
Taxes	201		321		305		370
EBITDA (1)	$(2,368)		$1,466		$(1,801)		$997

Net cash provided by (used in) operations	$(1,889)		$113		$(502)		$(717)

(1) Represents net income (loss) before depreciation and amoritzation, interest income and expense and income tax expense/benefit.  EBITDA is not indicative of cash provided or used by operating activities and may differ from comparable information provided by other companies, and it should not be considered in isolation, as an alternative to, or more meaningful than measures of financial performance determined in accordance with accounting principles generally accepted in the United States.  EBITDA is commonly used in the industry and is presented because Artemis believes it provides relevant and useful information to investors.  Investors could use such a measure to analyze and compare companies on the basis of current period operating performance.  Artemis utilizes and has disclosed EBITDA to provide additional information with respect to its ability to meet future capital expenditures and working capital requirements, to incur indebtedness if necessary, and to fund continued growth.